Exhibit 99.1

SIMMONS FIRST ANNOUNCES PROMOTIONS WITHIN SIMMONS FIRST NATIONAL CORPORATION

Pine Bluff, AR - - J. Thomas May, Chairman and Chief Executive Officer of Simmons First National Corporation (NASDAQ NM: SFNC) announces the promotion of David Bartlett to the position of President and Chief Operating Officer (COO), Marty Casteel to Executive Vice President, and Bob Fehlman to Executive Vice President and Chief Financial Officer (CFO). According to May, “The retirement of Barry Crow, EVP and COO, coupled with our vision for continued growth, has necessitated a reorganization of the company. We have been planning for Mr. Crow’s retirement for over two years, and I am pleased that we have the executive talent within the Corporation to bridge the void that could have been created with his retirement. In addition, over the last ten years, the growth of our company has been very significant. We have grown our assets from $700 million to $2.5 billion, net income from $5 million to $25 million, and the number of locations from 19 to 79. These announced changes will enable us to better position our company for our vision of continued growth.”

Mr. Bartlett is currently Chairman and CEO of Simmons First Bank of Hot Springs. He was selected as President and COO of the Corporation because of his extraordinary skills and his diverse and accomplished background, which include leadership positions within the manufacturing industry and banking industry. He has served in leadership positions at a major regional bank in Dallas, Texas, a community bank in Plano, Texas, a major national bank with offices in Arkansas, and was one of the founders of Alliance Bank (now Simmons First) in Hot Springs, Arkansas. Mr. Bartlett will have oversight responsibility for the affiliate banks within the Corporation, except for Simmons First National Bank, and will continue as Chairman and CEO of Simmons First Bank of Hot Springs.

Mr. Casteel currently serves as Executive Vice President of Simmons First National Bank (SFNB) with responsibility for retail branching, wealth management, cash management, and operations support. He will continue his responsibility with SFNB, and assume added duties with oversight of the administrative functions of the Corporation. He has previously served as Executive Vice President of Simmons First Mortgage Company and other positions within the Retail Banking Group.

Mr. Fehlman, Senior Vice President and Chief Financial Officer (CFO) of the Corporation, is being elevated to the position of Executive Vice President and CFO. Mr. Fehlman, a certified public accountant, has worked for a regional public accounting firm and has served in leadership positions in Audit and Accounting before assuming his current responsibility as CFO. Mr. Fehlman will have oversight responsibility for the Financial and Planning Group of the Corporation.

May further stated, “These changes will take place effective March 1, 2006. Simmons First is a strong statewide financial organization with affiliates located throughout Arkansas, thus David Bartlett and Bob Fehlman will have their offices in Little Rock. Marty Casteel, David Garner (Corporate and SFNB Controller), and I, will maintain our offices in Pine Bluff. We are excited about the future of Simmons First, and we believe these changes enhance the process of making our company more visible, more efficient, and better prepared for the future.”

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For more information contact:
Lawrence Fikes
1-800-272-2213
lawrence.fikes @ simmonsfirst.com